Exhibit 99.1

NEWS RELEASE

Visa Inc. Board of Directors Declares Dividend and Approves Release of All Remaining Class C Shares

SAN FRANCISCO, CA, January 27, 2011 – Visa Inc. (NYSE:V) announced that its Board of Directors had declared a quarterly dividend in the aggregate amount of $0.150 per share of class A common stock (determined, in the case of class B and class C common stock, on an as-converted basis) payable on March 1, 2011, to all holders of record of the Company’s class A, class B and class C common stock as of February 11, 2011.

The Company also announced that its Board of Directors had approved the release from transfer restrictions of all remaining class C shares. The shares will automatically become eligible for public sale on February 7, 2011. Approximately 55 million class C shares not previously released are to be released from transfer restrictions. The release of the class C shares will not increase the number of outstanding shares of the Company, and there will be no dilutive effect to the outstanding class A share count. Class C shares sold into the public market automatically convert to class A shares.

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About Visa: Visa Inc. is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transaction messages a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com